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                                                                    EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors and Shareholders of Olin Corporation:

         We consent to incorporation by reference in the Registration Statements No.33-4479 and No. 33-52771 on Form S-3 and Nos. 33-28593, 33-00159, 33-40346,
33-41202, 333-05097, 333-17629, 333-18619, 333-39305, 333-39303, 333-71693,
333-67411, 333-67086, 333-35818 and 333-54308 on Form S-8 of Olin Corporation of
our report dated January 25, 2001, relating to the consolidated balance sheets of Olin Corporation and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Olin Corporation.

/s/ KPMG LLP
KPMG LLP

Stamford, Connecticut
March 7, 2001